SIMMS FUNDS

                           SHAREHOLDER SERVICING PLAN

         This Shareholder Servicing Plan (the "Plan") is adopted by Simms Funds, a business trust organized under the laws of the State of Delaware (the "Trust"), on behalf of each of its series (individually, a "Fund," and collectively, the "Funds") as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

         Section 1. Annual Fees.

         Shareholder Services Fee. Each Fund (or Class thereof, as the case may be) may pay to the distributor of its shares (the "Distributor") or financial institutions that provide certain services to the Funds, a shareholder services fee under the Plan (the "Services Fee"). Each Fund's Class A Shares shall pay a Services Fee equal to the amounts set forth in Schedule I to the Distributor or financial institution.

         Adjustment to Fees. Any Fund may pay a Services Fee to the Distributor or financial institution at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees (the "Board") and the Distributor or financial institution and approved in the manner specified in Section 3 of this Plan.

         Payment of Fees. The Services Fees will be calculated daily and paid monthly by each Fund at the annual rates indicated on Schedule I.

         Section 2. Expenses Covered by the Plan.

         Services Fees may be used by the Distributor or financial institution for payments to financial institutions and persons who provide administrative and support services to their customers who may from time to time beneficially own shares, which may include (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as the Fund may

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reasonably  request to the extent the  Distributor  or financial  institution is permitted to do so under applicable statutes, rules and regulations.

         Section 3. Approval of Trustees.

         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board and (b) those Trustees who are not "interested persons" of the Funds (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         Section 4. Continuance of the Plan.

         The Plan will continue in effect until September 14, 1999, and thereafter for successive twelve-month periods: provided, however, that such continuance is specifically approved at least annually by the Board and by a majority of the Qualified Trustees.

         Section 5. Termination.

         The Plan may be terminated at any time with respect to a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund (or, the shareholders of a particular class, if applicable) or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

         Section 6. Amendments.

         No material amendment to the Plan may be made unless approved by the Board in the manner described in Section 3 above.

         Section 7. Selection of Certain Trustees.

         While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

         Section 8. Written Reports.

         In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.


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


         Section 9. Preservation of Materials.

         The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         Section 10. Limit of Liability.

         The limitation of shareholder liability set forth in the Trust's Trust Instrument is hereby acknowledged. The obligations of the Trust under this Plan, if any, shall not be binding upon the Trustees individually or upon holders of shares of the Trust individually but shall be binding only upon the assets and property of the Trust, and upon the Trustees insofar as they hold title thereto.

         Section 11. Meanings of Certain Terms.

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Funds executed this Plan as of September 14, 1998.

                                             Simms Funds

                                             By: __________________________


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

                                   SCHEDULE I

This Shareholder Servicing Plan shall be adopted with respect to the following Funds of the Trust at the indicated annual rate of the average daily net assets of each Fund's respective Class of Shares:

                                 Class A Shares

U.S. Equity Fund                                 0.25%

International Equity Fund                        0.25%

Global Equity Fund                               0.25%

Dated as of September 14, 1998
------------------------------

                         SHAREHOLDER SERVICING AGREEMENT

                                   Simms Funds

                               55 Railroad Avenue

                               Greenwich, CT 06830

To:  _______________

         We (the "Trust") wish to enter into this Servicing Agreement with you concerning the provision of support services to your client ("Clients") who may from time to time beneficially own shares ("Shares") of the Funds (the "Funds") offered by us.

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares:/1/ (i) establishing and maintaining accounts and records relating to Clients that invest in Shares;
(ii) processing dividend and distribution payments from us on behalf of Clients;
(iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients, or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

/1/ Series may be modified or omitted in the particular case and items renumbered.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate as set forth on Schedule I with respect to the shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily (on the basis of 360-day year) and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Share in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees (the "Board"), and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Board concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and


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


will not be excessive; and (ii) the series provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 12) or by you upon written notice to the other party hereto.

         Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Connecticut and is non-assignable by the parties hereto.

         Section 12. This  Agreement  has been approved by vote of a majority of
(i) the Board and (ii) those Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of us and have no direct or indirect financial interest in this Agreement ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

         Section 13. The names "Simms Funds" and the "Board of Trustees" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the Secretary of the State of Delaware on July 1, 1998. The obligations of "Simms Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property (as defined in the Trust Instrument), and all persons dealing with any class of Shares of our must look solely to the Trust Property belonging to such class for the enforcement of any claims against us.

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


         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Simms Funds, 55 Railroad Avenue, Greenwich, CT 06830.

                                                     Very truly yours,

                                   SIMMS FUNDS

Date: ________________________      By: ________________________

                                                      (Authorized Officer)

                                                Title:

                                                Accepted and Agreed to:

Date: ________________________      By: ________________________

                                                      (Authorized Officer)

                                                Title:

                                   SCHEDULE I

This Shareholder Servicing Agreement shall apply to the following Funds of the Trust at the indicated annual rate of the average daily net assets of each Fund's respective Class of Shares:

                                 Class A Shares

U.S. Equity Fund                                 0.25%

International Equity Fund                        0.25%

Global Equity Fund                               0.25%


Dated as of September 14, 1998
------------------------------